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                                                                       Exhibit 2
                                  AMENDMENT TO

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                       DAIRY MART CONVENIENCE STORES, INC.

                                UNDER SECTION 242

                                     OF THE

                        DELAWARE GENERAL CORPORATION LAW

         Dairy Mart Convenience Stores, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         FIRST:            The name of the Corporation is Dairy Mart Convenience
                           Stores, Inc.

         SECOND: The Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on the 8th day of February 1972, under the name Giant Dairy Mart Corporation.

         THIRD: On June 13, 1991, the Certificate of Incorporation, and certain amendments thereto, were integrated into a Restated Certificate of Incorporation.

         FOURTH: Article IV of the Restated Certificate of Incorporation, as amended or supplemented heretofore, is further amended and restated in its entirety to read as herein set forth as on EXHIBIT A (the "Amendment").

         FIFTH: The Amendment was duly adopted by the Stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.




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IN WITNESS WHEREOF, Dairy Mary Convenience Stores, Inc. has caused this
Certificate to be signed by Gregory G. Landry, its Executive Vice President, and attested by Susan Adams, its Secretary, this 8th day of February, 2000.

                                 DAIRY MART CONVENIENCE STORES, INC.


                                 By: /s/ Gregory G. Landry
                                     -------------------------------------------
                                     Gregory G. Landry, Executive Vice President

ATTEST:



By: /s/ Susan Adams
    --------------------------------
    Susan Adams, Assistant Secretary



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                                    EXHIBIT A

                                   ARTICLE IV

         A. AUTHORIZED CAPITAL STOCK. The aggregate number of shares which the Corporation shall have authority to issue is 31,000,000 shares, consisting of:

                  1. 1,000,000 shares of Serial Preferred Stock, par value $.01 per share ("Serial Preferred Stock");

                  2. 30,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock").

         B. SERIAL PREFERRED STOCK. The Board of Directors is authorized at any time, and from time to time, to provide for the issuance of shares of Serial Preferred Stock in one or more series, and to determine the designations, preferences, limitations and relative or other rights of the Serial Preferred Stock or any series thereof. For each series, the Board of Directors shall determine, by resolution or resolutions adopted prior to the issuance of any shares thereof, the designations, preferences, limitations and relative or other rights thereof, including but not limited to the following relative rights and preferences, as to which there may be variations among different series:

                  1.       The rate and manner of payment of dividends, if any;

                  2. Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

                  3. The amount payable for shares in the event of liquidation, dissolution or other winding up of the Corporation;

                  4. Sinking fund provisions, if any, for the redemption or purchase of shares;

                  5. The terms and conditions, if any, on which shares may be converted or exchanged;

                  6.       Voting rights, if any; and

                  7. Any other rights and preferences of such shares, to the full extent now or hereafter permitted by the laws of the State of Delaware.

         The Board of Directors shall have the authority to determine the number of shares that will comprise each series.


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         Prior to the issuance of any shares of a series, but after adoption by the Board of Directors of the resolution establishing such series, the appropriate officers of the Corporation shall file such documents with the State of Delaware as may be required by law.

         C. COMMON STOCK. The powers, preferences, rights, qualifications, limitations and restrictions of the shares of Common Stock are as follows:

                  1. VOTING. Each outstanding share of Common Stock will entitle the holder thereof to one vote on each matter submitted to such holder to vote on.

                  2 CONVERSION. (a) Upon the effectiveness of this Article IV,
(a) each issued share of Class A Common Stock, $.01 par value (the "Class A Common Stock") (including each treasury share), shall automatically be changed, reclassified, converted and thereafter constitute one share of Common Stock and
(b) each issued share of Class B Common Stock, $.01 par value (the "Class B Common Stock") (including each treasury share), shall, subject to paragraph 2(b), automatically be changed, reclassified, converted and thereafter constitute 1.1 shares of Common Stock, in each case without any action on the part of any holder thereof.

                  (b) No fractional shares will be issued in connection with any change, reclassification, conversion or reconstitution of shares of Class B Common Stock. Rather, holders of Class B Common Stock who would otherwise be entitled to receive a fraction of a share of Common Stock (after aggregating all the shares that are evidenced by certificates registered in the name of such holder) will receive (i) one additional share of Common Stock in lieu thereof if such fraction of a share of Common Stock is equal to .50 or greater or (ii) no additional shares of Common Stock or other consideration in lieu thereof, if such fraction of a share of Common Stock is less than .50.

                  (c) Upon the effectiveness of this Article IV, holders of record of any certificates that, immediately prior to the effectiveness of this
Article IV, represented shares of Class A Common Stock or Class B Common Stock, but which now, by virtue of the effectiveness of this Article IV, represent shares of Common Stock, shall be entitled to receive, upon surrender of such certificates, new certificates that evidence the appropriate number of shares and designation of the Common Stock.

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